Exhibit 99.2

Gores Holdings XI, Inc. Announces Closing of

$358.8 Million Initial Public Offering and Full Exercise of Over-Allotment Option

BOULDER, CO, June 24, 2026 – Gores Holdings XI, Inc. (the “Company”), a blank check company sponsored by an affiliate of The Gores Group, LLC, a global investment firm founded in 1987 by Alec Gores, and formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 35,880,000 units, which includes 4,680,000 units issued pursuant to the full exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $358,800,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the Nasdaq Global Market under the ticker symbol “GHXIU” on June 23, 2026. Each unit consists of one Class A ordinary share and one-fourth of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “GHXI” and “GHXIW,” respectively.

Santander is acting as the sole underwriter for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities became effective on June 22, 2026, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Investor and Media Relations

310-209-3010

info@gores.com